Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

872/802-4227

ENTERTAINMENT GAMING ASIA INC. REPORTS THIRD QUARTER 2014 RESULTS

AND PROVIDES MARKET UPDATE

Hong Kong – November 6, 2014 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a gaming company focused on emerging gaming markets in Pan-Asia, today reported operating results for the third quarter ended September 30, 2014 and reviewed recent corporate progress.

Key Financial Metrics:

•	Consolidated revenue of $4.4 million for the third quarter of 2014
•	Adjusted EBITDA (earnings from continuing operations before interest, taxes, depreciation, amortization and non-cash charges) of $1.6 million for the third quarter of 2014
•	Net loss from continuing operations of $261,000 for the third quarter of 2014
•	Cash balance of $4.5 million and zero debt as of September 30, 2014

Gaming operations revenue was comprised solely of slot participation as the Company ceased operations of its Dreamworld Pailin casino on June 1, 2014 and, as such, all the related historical revenues and expenses have been reclassified as discontinued operations for the presented periods.

The Company’s third quarter of 2014 consolidated revenue was $4.4 million, a decrease of 19% compared to $5.4 million in the third quarter of 2013 due to a decline in both gaming operations and gaming products revenue.

Gaming operations revenue was $4.0 million for the third quarter of 2014, down 9% from $4.3 million in the third quarter of 2013. Average consolidated daily net win per unit was $100, a decrease of 7% compared to $108 in the third quarter of 2013. The declines were primarily due to lower average daily net win per unit from NagaWorld. NagaWorld average daily net win per unit declined to $181 for the third quarter of 2014 compared to $201 in the prior year period primarily due to fluctuations in player traffic as a result of NagaWorld renovations of the casino floor that impacted certain areas of the Company’s slot operations as well as higher jackpot payouts in the third quarter of 2014.

Revenue from gaming products was $437,000 in the third quarter of 2014 compared to $1.1 million in the third quarter of 2013. The decrease was due to lower sales deliveries compared to the prior year period primarily as a result of normal quarterly uneven order flow for this business and given production efforts in the third quarter of 2014 were largely focused on fulfilling two large gaming chip and plaque orders expected to be delivered in the fourth quarter of 2014.

Entertainment Gaming Asia reported adjusted EBITDA of $1.6 million in the third quarter of 2014 compared to $2.1 million in the prior year period.

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Entertainment Gaming Asia Reports Q3 2014 Results, 11/6/2014	page 2

The Company reported a net loss of $261,000, or $0.01 per share, for the third quarter of 2014. This compared to a net loss of $309,000, or $0.01 per share, for the third quarter of 2013. The third quarter of 2013 net loss included a net loss of $411,000 from discontinued operations related to Dreamworld Pailin. Excluding the discontinued operations, the Company reported net income from continuing operations of $102,000, or breakeven per share, for the third quarter of 2013.

The increase in net loss from continuing operations was primarily a result of lower gaming operations revenue from NagaWorld as well as a higher gross margin loss from the gaming products operations for the three-month period ended September 30, 2014 compared to the prior year period. This increase in net loss from continuing operations was partially offset by a higher gross profit from the Philippines gaming operations mainly due to an increase in fully depreciated gaming assets and lower operating expenses in the third quarter of 2014 compared to the prior year period.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “The decrease in gaming operations revenue for the third quarter of 2014 was largely due to a decline in revenue from NagaWorld. In addition to increased player jackpot payouts for our NagaWorld operations, we experienced some business disruption and a temporary reduction in installed machines during the quarter due to NagaWorld’s renovation of certain parts of its casino floor. With this floor renovation now complete, our installed machine base and player traffic levels have returned to more normalized levels.

“In our gaming products division, we experienced a gross margin loss for the third quarter. This was a result of lower sales to existing customers, under-absorption of fixed costs stemming from the lower sales volumes and certain production inefficiencies. During the quarter, we also focused production efforts on fulfilling two previously announced gaming chip and plaque orders for the Philippines totaling over $4.0 million in revenue. These orders are scheduled to be delivered in the fourth quarter of 2014. We are presently implementing initiatives to both expand and enhance our production operations with a goal to improve efficiencies and capacity in preparation for large potential order flow in the years ahead.

“We are focused on improving our operating performance and building our financial resources in an effort to better position us to secure new projects that will drive long-term growth for the Company. By leveraging our established presence and relationships, we selectively seek both slot participation and casino development projects in more established markets in Indo-China and other growing gaming markets in Asia, which offer the potential for greater operational scale and returns.”

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT) is a gaming company in Pan-Asia engaged in the leasing of electronic gaming machines on a revenue-sharing basis to the gaming industry and the development and operation of gaming venues in the Indo-China region under its “Dreamworld”.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.  For more information please visit www.EGT-Group.com.

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Entertainment Gaming Asia Reports Q3 2014 Results, 11/6/2014	page 3

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s slot operations business model, growth of the gaming industry in Asia, the Company’s ability to secure new casino and gaming projects and fund those projects and expectations for the Company’s gaming chips and plaques operations. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the Company’s ability to place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed, identify and implement successful marketing and promotional strategies at the Company’s gaming projects and identify and successfully develop additional projects, acquire additional capital as and when needed, ability to obtain the needed approval by certain customers from local gaming authorities to continue their purchase of gaming chips and plaques from the Hong Kong facility on a timely basis or at all, identify and implement successful marketing and promotional strategies and obtain and fulfill significant purchase orders from the customers for the Company’s gaming chips and plaques, adapt to potential changes in gaming policies and political stability in the countries in which the Company operates and those other risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 31, 2014 and subsequently filed quarterly reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Entertainment Gaming Asia Reports Q3 2014 Results, 11/6/2014	page 4

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
(amounts in thousands, except per share data)	2014	2013	2014	2013
Revenues:
Gaming operations	$3,965	$4,333	$12,267	$13,765
Gaming products	437	1,106	1,772	2,695
Total revenues	4,402	5,439	14,039	16,460

Operating costs and expenses:
Cost of gaming operations
Gaming property and equipment depreciation	892	1,064	2,681	3,249
Casino contract amortization	613	613	1,835	1,851
Other gaming related intangibles amortization	63	63	189	189
Other operating costs	877	813	2,617	2,482
Cost of gaming products	571	1,130	2,985	3,172
Selling, general and administrative expenses	1,364	1,437	3,942	4,260
Stock-based compensation expenses	19	109	160	554
Gain on disposition	(15)	—	(23)	—
Product development expenses	156	51	311	206
Depreciation and amortization	59	50	158	125
Total operating costs and expenses	4,599	5,330	14,855	16,088
(Loss)/income from operations	(197)	109	(816)	372

Other expenses:
Interest expense and finance fees	—	—	(2)	(5)
Interest income	—	—	1	4
Foreign currency losses	(53)	(18)	(53)	(189)
Other	4	—	16	10
Total other expenses	(49)	(18)	(38)	(180)

(Loss)/income from continuing operations before income tax	(246)	91	(854)	192

Income tax (expenses)/benefit	(15)	11	(45)	(38)

Net (loss)/income from continuing operations	(261)	102	(899)	154
Net loss from discontinued operations, net of tax	—	(411)	(414)	(3,256)

Net loss	$(261)	$(309)	$(1,313)	$(3,102)

Basic and diluted earnings per share:
Loss	$(0.01)	$(0.01)	$(0.04)	$(0.10)
Loss from continuing operations	$(0.01)	$—	$(0.03)	$0.01
Loss from discontinued operations, net of tax	$—	$(0.01)	$(0.01)	$(0.11)

Weighted average common shares outstanding
Basic	30,022	29,975	30,018	29,975
Diluted	30,022	30,508	30,018	30,552

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Entertainment Gaming Asia Reports Q3 2014 Results, 11/6/2014	page 5

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	September 30, 2014	December 31, 2013
(amounts in thousands, except per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,492	$5,301
Accounts receivable, net	761	922
Amount due from a related party	22	108
Other receivables	136	453
Inventories	4,750	1,663
Assets held for sale	273	—
Prepaid expenses and other current assets	983	443
Total current assets	11,417	8,890

Gaming equipment, net	6,194	8,171
Casino contracts	3,587	5,429
Property and equipment, net	8,881	7,857
Goodwill	349	353
Intangible assets, net	667	899
Contract amendment fees	153	234
Prepaids, deposits and other assets	1,980	1,797
Total assets	$33,228	$33,630

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$882	$840
Amount due to a related party	40	19
Accrued expenses	1,510	2,366
Customer deposits and other current liabilities	2,048	457
Total current liabilities	4,480	3,682

Other liabilities	731	742
Deferred tax liability	198	199
Total liabilities	5,409	4,623

Stockholders’ equity:
Common stock, $.001 par value, 75,000,000 shares authorized; 30,102,162 and 30,022,162 shares issued and outstanding, respectively	30	30
Additional paid-in-capital	33,316	33,156
Accumulated other comprehensive income	707	742
Accumulated losses	(6,235)	(4,922)
Total EGT stockholders’ equity	27,818	29,006
Non-controlling interest	1	1
Total stockholders’ equity	27,819	29,007
Total liabilities and stockholders’ equity	$33,228	$33,630

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Entertainment Gaming Asia Reports Q3 2014 Results, 11/6/2014	page 6

Entertainment Gaming Asia Inc.

Adjusted EBITDA from Continuing Operations

(Unaudited)

	Three-Month Periods Ended September 30,		Nine-Month Periods Ended September 30,
(amounts in thousands)	2014	2013	2014	2013
Net (loss)/income from continuing operations – GAAP	$(261)	$102	$(899)	$154
Interest expense	—	—	2	5
Interest income	—	—	(1)	(4)
Income tax expenses	15	(11)	45	38
Depreciation and amortization	1,858	1,897	5,428	5,641
Stock-based compensation expenses	19	109	160	554
Gain on disposition	(15)	—	(23)	—
Adjusted EBITDA from continuing operations	$1,616	$2,097	$4,712	$6,388

Adjusted EBITDA is earnings from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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Entertainment Gaming Asia Reports Q3 2014 Results, 11/6/2014	page 7

Gaming Operations
Net Revenue to EGT (in thousands)	Q3:14	Q3:13	Y/Y ∆
Cambodia	$2,958	$3,327	-11%
Philippines	$749	$787	-5%
Service revenue (1)	$258	$219	18%
Consolidated	$3,965	$4,333	-9%

Average Daily Net Win per Unit (2)	Q3:14	Q3:13	Y/Y ∆
Cambodia	$114	$126	-10%
Philippines	$72	$73	-1%
Consolidated	$100	$108	-7%

EGM Seats in Operation	9/30/14	9/30/13	Y/Y ∆
Cambodia	1,007	1,133	-11%
Philippines	556	565	-1%
Consolidated	1,563	1,698	-8%

(1) Service revenue represents a reimbursement of certain casino expenses, which for accounting purposes, is included in the revenue and grossed up in the costs of sales.

(2) Excludes electronic gaming machine (EGM) seats in operation during venue soft launch opening periods and includes cash payments for venues for which revenue is recognized on a cash basis. No EGM seats were excluded from the net win calculations for the third quarters of 2014 and 2013.

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